Dentons Canada LLP 77 King Street West, Suite 400 Toronto-Dominion Centre Toronto, ON, Canada M5K 0A1 dentons.com

March 22, 2024

Energy Fuels Inc.

225 Union Blvd., Suite 600

Lakewood, Colorado, 80228

Dear Sirs/Mesdames:

Re:	Energy Fuels Inc. - Registration Statement on Form S-3

We have acted as Ontario counsel to Energy Fuels Inc. (the "Corporation") in connection with the preparation of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), including the Base Prospectus included therein) relating to the potential issuance and sale by the Corporation of securities of the Corporation (collectively, the "Securities") pursuant to one or more prospectus supplements (each a "Prospectus Supplement") to the Registration Statement to be filed by the Corporation from time to time.

The Securities which may be offered under the Registration Statement include the following:

  common shares ("Shares"),
  preferred shares ("Preferred Shares"),
  warrants to purchase Shares or Preferred Shares (the "Warrants") which may be issued under a warrant indenture to be entered into with a warrant agent to be selected by the Corporation, rights to purchase Shares or other securities of the Corporation ("Rights"), subscription receipts for Shares, Preferred Shares, Warrants or any combination thereof ("Subscription Receipts") which may be issued under a subscription receipt indenture to be entered into with an agent or trustee to be selected by the Corporation, debt securities, which may or may not be convertible into Shares, (the "Debt Securities"), which may be issued pursuant to an indenture to be dated on or about the date of the first issuance of Debt Securities thereunder, by and between a trustee to be selected by the Corporation and the Corporation, in the form filed as Exhibit 4.4 to the Registration Statement, as such indenture may be supplemented from time to time (the "Indenture"), or units comprised of any combination of Shares, Preferred Shares, Warrants, Rights, Subscription Receipts or Debt Securities ("Units"),

We have examined originals or copies, certified or otherwise to our satisfaction of such documents and considered such questions of law as we considered necessary as a basis for our opinion set forth below, including the Registration Statement and resolutions of the board of directors of the Corporation approving the filing of the Registration Statement and the issuance of the Securities. In all such examinations, we have assumed (i) the genuineness of all signatures, the legal capacity of all individuals signing any documents, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies, whether facsimile, photostatic, electronic, certified or otherwise, and (ii) the truthfulness of all facts set forth in the public records and in certificates of public officials. We have not undertaken any independent investigation to verify the accuracy or completeness of any of the foregoing assumptions.

For the purposes of this opinion letter, we have also assumed that in connection with any Securities issued under the Registration Statement, (i) all required filings relating to, and any approvals for,  the Registration Statement, any Prospectus Supplement or any related document, has been made and received prior to the issuance of any such Securities, (ii) any applicable agreement, including the Indenture, any warrant indenture, any subscription receipt indenture and any note purchase agreement, underwriting agreement or similar document (collectively "Applicable Agreements"), has been, or will be prior to the time of the issuance of the applicable Security, duly authorized, executed and delivered by the Corporation and any other party thereto and is enforceable against each such party thereto, and neither the execution and delivery of any such document by any party thereto nor the performance by any party of its obligations thereunder do, or will, violate or conflict with any applicable laws or the constating documents of such party or an requirement or restriction imposed by an court or government body having jurisdiction over such party.  We have assumed that any Applicable Agreement entered into will be governed by the laws of the state of New York.

With respect to the Securities of a particular series or issuance, we have assumed that (i) the issuance, sale, number or amount, as the case may be, and terms of the Securities to be offered from time to time will be duly authorized and established, in accordance with the constating documents of the Corporation, a duly passed resolution of the directors of the Corporation relating to the Securities of such particular series or issuance, the laws of the jurisdiction of incorporation of the Corporation, the laws of the jurisdiction governing the Applicable Agreement and any Applicable Agreement; (ii) the Securities will be duly authorized, executed, issued and delivered by the Corporation against payment by the purchaser of the agreed-upon consideration, and (iii) the Securities will be issued and delivered as contemplated by Registration Statement, the applicable Prospectus Supplement and any Applicable Agreement.

Based on and subject to the foregoing assumptions and qualifications we are of the opinion that:

1. Upon the due authorization by the Corporation of the issuance of any Shares, or upon conversion or exercise of any other Securities that are convertible or exercisable into Shares, in each case in accordance with their terms, including receipt by the Corporation of payment in full for the Shares, such Shares will be legally issued, fully paid and non-assessable Shares.

2. Upon the due authorization by the Corporation of the issuance of any Preferred Shares, or upon conversion or exercise of any other Securities that are convertible or exercisable into Preferred Shares, in each case in accordance with their terms, including receipt by the Corporation of payment in full for the Preferred Shares, such Preferred Shares will be legally issued, fully paid and non-assessable Preferred Shares.

The foregoing opinion is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein on the date of this opinion, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

The opinion expressed in this letter is for the sole benefit of the Corporation in connection with the Registration Statement. This opinion may not be relied upon by, disclosed to, or filed with, any other person without our prior written consent.  Notwithstanding the foregoing, we hereby consent to the use of our name in, and the filing of this opinion as an exhibit to, the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

This opinion is expressed as of the date hereof and unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Yours truly,

/s/ Dentons Canada LLP